Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WIND POWER HOLDINGS, INC.

The undersigned, Elliot J. Mark, hereby certifies that:

1. He is the duly elected and acting Secretary and General Counsel of Wind Power Holdings, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on August 12, 2008, was amended and restated and filed with the Secretary of State of the State of Delaware on September 17, 2008 as the Amended and Restated Certificate of Incorporation, and was further amended and restated and filed with the Secretary of State of the State of Delaware on October 30, 2009 as the Second Amended and Restated Certificate of Incorporation, which was further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 22, 2010, and was further amended and restated and filed with the Secretary of State of the State of Delaware on August 15, 2011 as the Third Amended and Restated Certificate of Incorporation, which was further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on April 1, 2013, and a Second Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 10, 2013.

3. The Third Amended and Restated Certificate of Incorporation of this corporation, as amended, is further amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is WIND POWER HOLDINGS, INC. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue after giving effect to the Reverse Stock Split (as defined in Section (A)I. below) and the Automatic Conversion (as defined in Section (B)IV.A. of this Article IV) is 50,000,000 shares, each with a par value of $0.01 per share. Forty-Four Million (44,000,000) shares shall be Common Stock and Six Million (6,000,000) shares shall be Preferred Stock.

I. Reverse Stock Split

Effective immediately upon the filing of this Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) and after giving effect to the Automatic Conversion, each share of Common Stock issued and outstanding shall be automatically combined, reclassified and changed into 0.0861423 of one fully paid and nonassessable share of Common Stock, without any action on the part of the holder thereof (the “Reverse Stock Split”). All shares of Common Stock issued to any stockholder (including as a result of the Automatic Conversion) shall be aggregated for the purpose of determining the number of shares of Common Stock to which such holder shall be entitled to receive, with any remaining fractional share interest rounded up to the nearest whole share of Common Stock.

II. Stock Certificates

From and after the Effective Time (after giving effect to the Automatic Conversion and the Reverse Stock Split), each outstanding certificate that immediately prior to the Effective Time represented shares of Preferred Stock or Common Stock shall be deemed for all purposes to evidence ownership of and to represent that whole number of shares of Common Stock into which such shares of Preferred Stock or Common Stock represented by such certificate shall have been combined, reclassified and changed as herein provided. Each holder of record of a certificate or certificates representing one or more shares of Preferred Stock and/or Common Stock shall be entitled to receive as soon as reasonably practicable, upon surrender of such certificate or certificates to the Corporation for cancellation, a certificate or certificates representing the whole number of shares of Common Stock to which such holder shall be entitled after giving effect to the Automatic Conversion and the Reverse Stock Split in accordance with Section IV(B). The term “Common Stock” as used hereinafter shall refer to Common Stock of the Corporation, after giving effect to the Automatic Conversion and the Reverse Stock Split.

(B) Powers, Preferences, Rights, and Restrictions of Preferred Stock. The Preferred Stock authorized by this Fourth Amended and Restated Certificate of Incorporation (this “Restated Charter”) may be issued from time to time in one or more series, with such designations, preferences, restrictions, rights and qualifications as the Board of Directors of the Corporation (the “Board”) may by resolution without further stockholder action from time to time determine, except as otherwise provided herein.

I. Designation and Amount

The first and second series of Preferred Stock shall be designated Series X-1 Preferred Stock, which consists of Three Million (3,000,000) shares of Preferred Stock, and Series X-2 Preferred Stock, which consists of Three Million (3,000,000) shares of Preferred Stock (collectively, the “Series X Preferred Stock”). The powers, preferences, rights, and restrictions granted to and imposed on the Series X Preferred Stock are as set forth in this Article IV(B).

II. Series X Preferred Stock

The Series X Preferred Stock shall be non-voting and shall have no antidilution, redemption or other rights except as set forth in Section III of this Article IV.(B) herein. The Series X Preferred Stock shall not be convertible into Common Stock or any other series of Preferred Stock. The Series X-1 Preferred Stock is reserved for holders of issued and outstanding options (“DW Options”) and restricted stock units (“DW RSUs”) to acquire common stock of Northern Power Systems, Inc. (“DW”) under DW’s 2011 Stock Option and Grant Plan, as well as holders of shares of common stock of DW acquired by exercise of options issued under, or shares otherwise acquired pursuant to, DW’s 2011 Stock Option and Grant Plan (collectively, the “DW Plan Holders”), in each case immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event (as defined below). Shares of Series X-1 Preferred Stock or options or restricted stock units or other rights to acquire shares of Series X-1 Preferred Stock will be issued to the DW Plan Holders in accordance with the terms of DW’s 2011 Stock Option and Grant Plan and the applicable provisions of this Restated Charter. The Series X-2 Preferred Stock is reserved for holders of issued and outstanding options (“UW Options”) and restricted stock units (“UW RSUs”) to acquire common stock of Northern Power Systems Utility Scale, Inc. (“UW”) under UW’s 2011 Stock Option and Grant Plan, as well as holders of shares of common stock of UW acquired by exercise of options issued under, or shares otherwise acquired pursuant to, UW’s 2011 Stock Option and Grant Plan (collectively, the “UW Plan Holders”), in each case immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event. Shares of Series X-2 Preferred Stock or options or restricted stock units to acquire shares of Series X-2 Preferred Stock will be issued to the UW Plan Holders in accordance with the terms of UW’s 2011 Stock Option and Grant Plan and the applicable provisions of this Restated Charter. The number of authorized shares of Series X Preferred Stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing at least a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

III. Liquidation Preference

In the event of a liquidation, dissolution or winding up of the Corporation, including a Deemed Liquidation Event, payments to the holders of the capital stock of the Corporation out of the assets of the Corporation available for distribution to its stockholders shall be made as follows (capitalized terms used in this paragraph are as defined below): (i) first, payments of the Series X Liquidation Amounts, if any, and (ii) second, payments of the amount available for distribution to holders of Common Stock.

In the event of a liquidation, dissolution or winding up of the Corporation, including a Deemed Liquidation Event, the holders of Series X-1 Preferred Stock (including shares acquired upon the exercise of options to purchase Series X-1 Preferred Stock or restricted stock units or other rights to acquire Series X-1 Preferred Stock) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the quotient obtained by dividing (A) the DW Ownership Percentage (as defined below) multiplied by the DW Value (as defined below) by (B) the shares of Series X-1 Preferred Stock then issued and outstanding, assuming the exercise of vested, “in-the-money” DW Options and the exchange of vested DW RSUs, in each case, immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event (the “Series X-1 Liquidation Amount”). “DW Ownership Percentage” shall mean the quotient obtained by dividing (A) the sum of (i) vested, “in-the-money” DW Options, (ii) vested DW RSUs, and (iii) shares of common stock of DW acquired by exercise of options issued under, or shares otherwise acquired pursuant to, DW’s 2011 Stock Option and Grant Plan, in each case, immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event, by (B) the sum of (i) the total number of issued and outstanding shares of common stock of DW immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event and (ii) vested, “in-the-money” DW Options and vested DW RSUs, in each case issued and outstanding immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event. “DW Value” shall mean the value of DW immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event (as determined by the Board of Directors of the Corporation) plus the aggregate exercise price of all “in-the-money” DW Options. The term “in-the-money” DW Options means any option to acquire shares of common stock of DW of which the exercise price per share is less than the fair market value per share of the common stock of DW immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event.

In the event of a liquidation, dissolution or winding up of the Corporation, including a Deemed Liquidation Event, the holders of Series X-2 Preferred Stock (including shares acquired upon the exercise of options to purchase Series X-2 Preferred Stock or restricted stock units or other rights to acquire Series X-2 Preferred Stock) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the quotient obtained by dividing (A) the UW Ownership Percentage (as defined below) multiplied by the UW Value (as defined below) by (B) the shares of Series X-2 Preferred Stock then issued and outstanding, assuming the exercise of vested, “in-the-money” UW Options and the exchange of vested UW RSUs, in each case, immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event (the “Series X-2 Liquidation Amount”, and collectively with the Series X-1 Liquidation Amount, the “Series X Liquidation Amounts”). “UW Ownership Percentage” shall mean the quotient obtained by dividing (A) the sum of (i) vested, “in-the-money” UW Options, (ii) vested UW RSUs, and (iii) shares of common stock of UW acquired by exercise of options issued under, or shares otherwise acquired pursuant to, UW’s 2011 Stock Option and Grant Plan, in each case, immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event, by (B) the sum of (i) the total number of issued and outstanding shares of common stock of UW immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event and (ii) vested, “in-the-money” UW Options and vested UW RSUs, in each case issued and outstanding immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event. “UW Value” shall mean the value of UW immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation

Event (as determined by the Board of Directors of the Corporation), plus the aggregate exercise price of all “in-the-money” UW Options. The term “in-the-money” UW Options means any option to acquire shares of common stock of UW of which the exercise price per share is less than the fair market value per share of the common stock of UW immediately prior to the closing of a liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event.

If upon any such liquidation, dissolution, or winding up of the Corporation, including a Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section III of Article IV.(B), such holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of not less than sixty percent (60%) in interest of the Common Stock then issued and outstanding elect otherwise by written notice sent to the Corporation at least 20 days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section III of Article IV.(B), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation. Notwithstanding the foregoing, a Subsidiary Sale Event shall not trigger the application of this Section III(b), but a Subsidiary Sale Event which is simultaneous with or subsequent to another Subsidiary Sale Event may trigger the application of this Section III(b) if it otherwise satisfies the criteria set forth in this Section III(b).

The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board. For purposes of this Section III, “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities; and “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

IV. Conversion

A.	Automatic conversion. Immediately upon the Effective Time and prior to the Reverse Split, (i) each share of the Corporation’s previously designated Series A Preferred Stock shall automatically be converted into 5.7673232 shares of Common Stock; (ii) each share of the Corporation’s previously designated Series B Preferred Stock which was issued prior to December 1, 2010 shall automatically be converted into 6.5817462 shares of Common Stock; (iii) each share of the Corporation’s previously designated Series B Preferred Stock which was issued after December 1, 2010 shall automatically be converted into 6.2724751 shares of Common Stock; (iv) each outstanding share of the Corporation’s previously designated Series C-2 Preferred Stock shall automatically be converted into 6.2971013 shares of Common Stock; and (v) each share of the Corporation’s previously designated Series C-2 Preferred Stock issued upon the exercise of warrants to purchase such stock shall automatically be converted into 5.8351518 shares of Common Stock (such conversions identified in (i)-(v) of this section being referred to as the “Automatic Conversion”).

B.	Mechanics of conversion. Each holder who held shares of Preferred Stock converted pursuant to Section IV.(A) shall be sent written notice of such Automatic Conversion and the place designated for automatic conversion of all such shares of Preferred Stock pursuant to this Section IV.(B). Upon receipt of such notice, each such holder shall surrender his, her or its certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

C.	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of the Corporation. All shares of Common Stock issued to any stockholder (including as a result of the Automatic Conversion) shall be aggregated for the purpose of determining the number of shares of Common Stock to which such holder shall be entitled to receive pursuant to the Reverse Stock Split and the Automatic Conversion.

D.	Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section IV.(C) of Article IV.(B) above. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series.

E.	Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section IV of Article IV.(B). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

V. Redemption

None of the Series X Preferred Stock is redeemable.

VI. Waiver

Notwithstanding any provision of this Restated Charter to the contrary, and unless otherwise prohibited by applicable law, any of the rights, powers or preferences of the holders of the Series X Preferred Stock granted herein may be waived upon the written consent by the holders of not less than sixty percent (60%) in interest of the Common Stock then issued and outstanding.

(C) Common Stock.

I. Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

II. Liquidation Rights

Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Deemed Liquidation Event, the assets of the Corporation shall be distributed as provided in Article IV.(B)II.

III. Redemption

The Common Stock is not redeemable.

IV. Voting Rights

Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(D) Notices.

I. Notices

Any notice required by the provisions of this Restated Charter to be given to stockholders shall be deemed given, subject to the additional provisions outlined below, if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notwithstanding the other provisions of this Restated Charter, all notice periods or notice requirements in this Restated Charter may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the outstanding shares that are entitled to such notice rights.

II. Notices of a Deemed Liquidation Event

The Corporation shall give each holder of record of capital stock written notice of any impending Deemed Liquidation Event not later than 10 days before the stockholders’ meeting (if any) called to approve such Deemed Liquidation Event, or 10 days before the closing of such Deemed Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval (if any) and closing of such Deemed Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Deemed Liquidation Event and the provisions of Article IV.(B)III and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Deemed Liquidation Event shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein.

III. Notices of Record Date

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of each affected class, at least 10 days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as otherwise provided herein.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

At any time that members of the Board are to be elected or removed, whether at an annual or special meeting of the stockholders of the Corporation, or by written consent, the stockholders have agreed to vote or act with respect to their shares so as to effect such elections to, or removals from, the Board as is consistent with the terms of that certain Fourth Amended and Restated Voting Agreement dated as of August 30, 2013, among the Corporation and the stockholders party thereto, as such agreement may be amended from time to time.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. The Corporation may enter into indemnification agreements with its officers and directors.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Charter inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, before such amendment, repeal or adoption of an inconsistent provision.

The foregoing Restated Charter has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed on September 16, 2013.	/s/ Elliot J. Mark
Elliot J. Mark
Secretary and General Counsel